EXHIBIT 99.2

Fairfax Financial Holdings Limited
1999 Restricted Share Plan

INTRODUCTION

Fairfax Financial Holdings Limited, a Canada corporation (hereinafter referred to as the “Corporation”), hereby establishes an incentive compensation plan to be known as the “Fairfax Financial 1999 Restricted Share Plan” (hereinafter referred to as the “Plan”), as set forth in this document.  The Plan permits the grant of restricted subordinate voting shares of the Corporation to directors and employees of the Corporation and of certain of its subsidiaries. The Plan shall become effective on October 1, 1999.

The purpose of the Plan is to promote the success and enhance the value of the Corporation by linking the personal interests of participants to those of the Corporation’s shareholders by providing participants with an incentive for outstanding performance.  The Plan is further intended to assist the Corporation in its ability to motivate, and retain the services of, participants upon whose judgment, interest and special effort the successful conduct of its and its subsidiaries’ operations is largely dependent and to focus participants on a continuing basis on the importance of achieving certain specific criteria.

I

DEFINITIONS

For purposes of the Plan, the following terms shall be defined as follows unless the context clearly indicates otherwise:

(a)                      “Award Certificate” shall mean the instrument documenting the grant of one or more Restricted Shares.

(b)                      “Board of Directors” shall mean the Board of Directors of the Corporation.

(c)                      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

(d)                      “Committee” shall mean a committee composed of the Chief Executive Officer of the Corporation and of such other person(s), if any, as such Chief Executive Officer may appoint with the consent of the Board of Directors. No member of the Committee may be a Participant in the Plan.

(e)           “Corporation” shall mean Fairfax Financial Holdings Limited, a Canada corporation.

(f)           “Disability” shall mean an Employee’s inability to fulfill his or her employment or directorial obligations to the Corporation or any Subsidiary by reason of any medically determinable physical or mental impairment which has lasted or in the determination of the Committee is likely to last for a continuous period of at least twenty-six (26) weeks or for any period of twenty-six (26) weeks (whether or not consecutive) in any consecutive twelve (12) month period.

(g)           “Employee” shall mean a director or an employee of the Corporation or of any Subsidiary (including, without limitation, a common law employee and an individual who provides substantial service for the Corporation or any Subsidiary pursuant to a contractual arrangement entered into by and between the Corporation or any such Subsidiary and an independent entity).

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(i)           “Participant” shall mean any Employee participating under the Plan.

(j)           “Restricted Shares” shall mean Shares subject to certain restrictions as provided under Section VI hereof, and shall include any shares or other securities into which such Shares have been for any reason changed or which have for any reason been substituted for, or distributed (as a dividend or otherwise) upon, such Shares.

(k)           “Retirement Age” shall mean the age regarded by a Participant’s employer as the normal retirement age for its employees (or directors, as appropriate) in general, based upon the employer’s normal employment and related policies and practices.

(l)           “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)           “Shares” shall mean the subordinate voting shares of the Corporation.

(n)           “Subsidiary” shall mean a subsidiary corporation of the Corporation.

(o)           “Termination of Employment” shall mean a Participant’s termination of employment or directorship with the Corporation or a Subsidiary for any reason whatsoever (including, without limitation, as a result of termination by the Corporation or a Subsidiary without cause) at a time when the Participant is not (and is not imminently about to be) an employee or a director of either the Corporation or any Subsidiary.

II

ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee may establish from time to time such regulations, provisions, proceedings and conditions of awards which, in its sole opinion, may be advisable in the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee as a whole.

III

SHARES AVAILABLE

The number of Shares which may be granted for all purposes under the Plan shall not exceed ten percent (10%) of the number of the Corporation’s issued and outstanding Shares, unless a higher number is authorized by the Board of Directors.  Shares awarded hereunder on a restricted basis may be reused to the extent that such Restricted Shares are forfeited. It is anticipated (although not required) that Shares granted as Restricted Shares under the Plan will be outstanding Shares acquired on the open market or otherwise.

IV

ELIGIBILITY

Only those individuals who are directors of, or are regularly employed by, the Corporation or any Subsidiary shall be eligible to participate in the Plan. However, the identity of the Employees who will be granted Restricted Shares, and who therefore will become Participants hereunder, shall be determined by the Committee (subject to the approval of, ratification by, or other action taken by, the Board of Directors in the event necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act) in its sole discretion, and absent any express determination by the Committee, the existence of the Plan does not in and of itself entitle any Employee to participation under the Plan.

V

AUTHORITY OF COMMITTEE

The Plan shall be administered by, or under the direction of, the Committee, which shall, together with the Board of Directors, administer the Plan so as to comply at all times with Section 16 of the Exchange Act to the extent such compliance is required, and shall otherwise have plenary authority to interpret the Plan and to make all determinations specified in or permitted by the Plan or deemed necessary or desirable by the Committee for its administration or for the conduct of the Committee’s business. All interpretations and determinations of the Committee may be made on an individual or group basis, shall have no precedent value whatsoever and shall be final and conclusive and binding on all interested persons. Without limitation, but subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, with no requirement for identical action, (i) to determine the persons to whom Restricted Shares shall be granted (as provided in Section IV hereof), the times when such Restricted Shares shall be granted, the number of Restricted Shares to be granted to each Participant and the restrictions to be applicable to any Restricted Shares so granted, and (ii) to exercise any discretions permitted by the Plan or by any grants made pursuant to the Plan. In addition, the authority of the Committee shall include, without limitation, the establishment of a procedure providing for the tender of Shares owned by any Participant to meet any obligation of withholding for taxes incurred by the Participant.

VI

GRANT OF RESTRICTED SHARES

                      The Committee (subject to the approval of, ratification by, or other action taken by, the Board of Directors, if necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act) shall have the authority to grant Restricted Shares, the number of Shares granted under, and the terms and conditions of, any such grant being determined from time to time by the Committee (subject to the approval of, ratification by, or other action taken by, the Board of Directors, if necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act) in its sole discretion, without limitation and without precedent value, except as otherwise provided in the Plan.  Furthermore:

(a)           Duration and/or Conditions of Restricted Period.  The duration of the period during which Restricted Shares will be subject to one or more restrictions; the condition or conditions, if any, other than the passage of time (possibly including, but not limited to, performance targets), upon which such restrictions shall lapse (and consequently upon which the restricted period will end and Restricted Shares will become vested); and the other restrictions, if any, that shall be imposed upon the Restricted Shares shall be determined by the Committee (subject to the approval of, ratification by, or other action taken by, the Board of Directors, if necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act) at the time each grant of Restricted Shares is made and, at the discretion of the Committee, will be set forth in the subject Award Certificate.  More than one grant may be outstanding at any one time, and the related restricted periods may be of different lengths.

(b)           Other Provisions regarding Restricted Shares. Shares granted in the form of Restricted Shares shall be registered or otherwise recorded in the name of the Participant and the stock certificates representing such Restricted Shares, together with a share power of attorney duly endorsed in blank in form for transfer or another effective form of transfer duly executed in blank, shall be deposited with the Corporation or as the Committee may otherwise direct.  With respect to such Restricted Shares, the Participant shall generally have the rights and privileges of a shareholder of the Corporation as to such Shares, including the right to vote such Restricted Shares, except that the following restrictions shall apply:  (i) the Participant shall not be entitled to delivery of a stock certificate until the expiration or termination of the restricted period, (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, redeemed or otherwise encumbered or disposed of by the Participant during the restricted period, and (iii) during the restricted period, the Restricted Shares shall be forfeited by the Participant if so provided, and then as so provided, hereinafter in this Section VI, without liability and without further obligation on the part of the Corporation or any Subsidiary.  Cash and specie dividends with respect to the Restricted Shares will be held by the Corporation, or a depository appointed by the Committee, for the Participant’s account, and interest may be paid on the amount of cash dividends held at a rate and subject to such terms as may be determined by the Corporation or the Committee. All cash or share dividends so held, and any interest so paid, shall initially be subject to forfeiture, but shall become non-forfeitable and payable at the same times, and in the same proportion, as applies with respect to the lapse of restrictions (whether by expiration or other termination) on the underlying Restricted Shares. Upon the forfeiture of any Restricted Shares, such forfeited Shares (and dividends and interest set aside thereon, if any) shall be transferred to the Corporation or as the Committee may direct without further action by the Participant, and the Corporation, any Subsidiary or the Committee shall have the right to complete any blank share power of attorney or other form of transfer and take any other action which it feels is necessary, desirable or useful in order to carry out such transfer.  Upon the expiration or termination of the restricted period, the restrictions imposed on the appropriate Restricted Shares shall lapse, such Shares shall no longer be Restricted Shares and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law or by any applicable shareholders’ agreement, to the Participant.  A Participant who files an election with the Internal Revenue Service to include the fair market value of any Restricted Shares in gross income while they are still subject to restrictions shall promptly furnish the Corporation or the Subsidiary which is the Participant’s employer with a copy of such election together with the amount of any federal, state, local or other taxes that may be required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election. At the time of issuance, the Restricted Shares may not be registered under the Securities Act and each Participant, by accepting a grant of one or more Restricted Shares, agrees to give a representation as to his or her investment intent with respect to such Restricted Shares prior to their issuance, if so requested by the Corporation upon advice by its counsel. The Corporation may, at any time, register or qualify the Restricted Shares pursuant to the Securities Act. Furthermore:

(i)           the issuance and delivery of Restricted Shares pursuant to the Plan shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act and the Exchange Act, and the requirements of any stock exchange or automated trading medium upon which the Shares may then be listed or traded;

(ii)           in addition to any legends placed on any stock certificate representing Restricted Shares pursuant to any other provision of the Plan and until the restrictions on such Restricted Shares shall have lapsed or otherwise terminated, each such certificate shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Fairfax Financial 1999 Restricted Share Plan.  A copy of the Plan may be obtained from the Corporate Secretary of Fairfax Financial Holdings Limited.”

(iii)           if so requested by the Corporation, upon any sale or transfer of one or more Shares which were formerly Restricted Shares (which may occur only upon the lapse or other termination of all restrictions imposed with respect to such Restricted Shares), each Participant, by accepting a grant of Restricted Shares under the Plan, agrees to deliver to the Corporation an opinion of counsel satisfactory to the Corporation to the effect that either (x) the Shares to be sold or transferred have been registered under the Securities Act and there is in effect a current prospectus meeting the requirements of Section 10(a) of said Act which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of the certificates representing the Shares to be sold or transferred, or (y) such Shares may then be sold without violating Section 5 of said Act.

(c)           Death, Disability, Reaching Retirement Age and Termination of Employment.   Unless expressly determined otherwise by the Committee upon any particular grant of Restricted Shares and specified in the applicable Award Certificate:

(i)           upon the death or Disability of a Participant (the Committee’s determination as to whether or not a Participant has become Disabled being final and conclusive and binding on all persons), the restricted period applicable to each grant of Restricted Shares to the Participant shall end as to that proportion of the Restricted Shares comprising such grant which is equal to the proportion of the original restricted period elapsed at the time of such death or Disability (the number of Restricted Shares so calculated being raised to the next whole number of Restricted Shares if such number would otherwise include a fraction), and the remainder of the Restricted Shares comprising such grant shall be forfeited;

(ii)           upon a Participant’s reaching Retirement Age, the restricted period applicable to each grant of Restricted Shares to the Participant shall end; and

(iii)           upon a Participant’s Termination of Employment prior to reaching Retirement Age, otherwise than by reason of the Participant’s death or Disability, all of the Participant’s Restricted Shares shall be forfeited.

Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner which is not adverse to the Participant.

VII

VARIATION IN RESTRICTED PERIOD

The Committee may, in its sole discretion and without precedent value, reduce any restricted period and/or any other restrictions regarding the transferability or forfeiture of Restricted Shares, either in any particular case or, in circumstances which the Committee, in its sole discretion, deems appropriate (such a circumstance may, but need not necessarily, include a change of control of the Corporation), for all outstanding Restricted Shares.

VIII

MISCELLANEOUS PROVISIONS

(a)           Administrative Procedures.  The Committee may establish any procedures determined by it to be appropriate in discharging its responsibilities under the Plan. All actions and decisions of the Committee shall be final and conclusive and binding on all interested persons.

(b)           Withholding Taxes. In the case of the issuance or distribution of Shares or other securities hereunder, the Corporation and each Subsidiary, as a condition of such issuance or distribution, may require the payment (through withholding from the Participant’s salary or otherwise) of any federal, state, local or foreign taxes required to be withheld. Each Participant may satisfy the withholding obligations by paying to the Corporation (or to the appropriate Subsidiary) a cash amount equal to the amount required to be withheld or, subject to the Committee’s consent thereto, by tendering to the Corporation (or to the appropriate Subsidiary) a number of Shares having a value equivalent to such cash amount, or by use of any available procedure approved by the Committee as provided for under Section V hereof.

(c)           Costs and Expenses.  The costs and expenses of administering the Plan shall be borne by the Corporation and its Subsidiaries, as appropriate, and shall not be charged against any grant, nor to any Employee receiving a grant, of Restricted Shares.

(d)           Funding of Plan.  The Plan may be unfunded.  Neither the Corporation nor any Subsidiary shall be required to segregate any of its assets to assure the grant of any Restricted Shares under the Plan. Prior to the vesting of any Restricted Shares, neither the Participants nor any other persons shall have any nonforfeitable interest in any fund, any specific equity interest, or any other asset or assets, of the Corporation or any other entity by reason of such grant of Restricted Shares.

(e)           Number and Gender.  Where appearing in the Plan, masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

(f)           Headings.  The headings and sub-headings in the Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

(g)           Severability.  In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid  provisions had never been inserted herein.

(h)           Liability and Indemnification.  (1)  Neither the Corporation nor any Subsidiary shall be responsible in any way for any action or omission of the Committee or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Corporation, any Subsidiary nor the Committee shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Corporation, the appropriate Subsidiary or the Committee, as the case may be, relied in good faith upon the action of such agent or the advice of such counsel.

(2)           Neither the Corporation, any Subsidiary, or the Committee, nor any agent, employee, officer, director, shareholder or member of any of them, nor any other person shall have any liability or responsibility to any Participant or otherwise with respect to the Plan, except with respect to fraud, bad faith or willful misconduct on their part or as otherwise expressly provided herein.

(i)           Cooperation of Parties.  All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.

(j)           Governing Law.  All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware.

(k)           Nonguarantee of Employment; Effect of Termination of Employment or Directorship.  Nothing contained in the Plan shall be construed as a contract of employment or engagement between the Corporation or any Subsidiary and any Employee or Participant, as a right of any Employee or Participant to be continued in the employment or engagement of the Corporation or any Subsidiary, as a right of any director of the Corporation or any Subsidiary to continue as a director of the Corporation or any Subsidiary, or as a limitation on the right of the Corporation or any Subsidiary to discharge any of its Employees or remove or fail to re-elect or renominate any of its directors, at any time, with or without cause. Each Participant, by accepting a grant of Restricted Shares, agrees with the Corporation and its Subsidiaries that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of Restricted Shares which occurs as a result of the termination of the Participant’s employment or directorship with the Corporation or any Subsidiary, regardless of the reason for or circumstances of such employment or directorship termination, of whether such employment or directorship termination was or was not wrongful and of whether or not the period of notice of termination given to the Participant was sufficient.

(l)           Notices.  Each notice relating to the Plan shall be in writing and delivered by recognized overnight courier or certified mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any Award Certificate, all notices to the Corporation, any Subsidiary or the Committee shall be addressed to it c/o the Corporation at its registered office, Attn: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons which are not delivered personally to an individual shall be addressed to such person at the last address for such person maintained in the records of the Committee, the Corporation or a Subsidiary.

(m)           Certificates.  Each grant of Restricted Shares shall be evidenced by an Award Certificate (provided that if there is any conflict between the terms of an Award Certificate and the terms of the Plan, the latter shall prevail).

IX

AMENDMENT OR TERMINATION OF PLAN

The Board of Directors shall have the right to amend, suspend or terminate the Plan at any time. However, except as otherwise expressly provided herein, no amendment, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to Restricted Shares or to Shares which were formerly Restricted Shares, except with the express written consent of such Participant.